Wilshire Credit Corporation
Payments
P.O. Box 30040; Los Angeles, CA 90030-0040
or P.O. Box 650314; Dallas, TX 75265-0314
Exhibit S	Correspondence
P.O. Box 8517; Portland, OR 97207-8517
CERTIFICATION OF SERVICER	Phone
(503) 952-7947
(888) 502-0100

Fax
(503) 952-7476
March 1, 2007	Web Site
www.wfsg.com
Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention:      Jennifer Wilt, Corporate Trust Services—Merrill Lynch Mortgage
Investors Trust, Series 2006-WMC2

Re:
Pooling and Servicing Agreement (the “Agreement”) dated as March 1, 2006 among Merrill Lynch Mortgage Investors, Inc., as Depositor, Wilshire Credit Corporation, as Servicer and LaSalle Bank National Association, as Trustee, relating to Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Certificates, Series 2006-WMC2, Pool 637

I, Ken Frye, Senior Vice President, Loan Servicing of Wilshire Credit Corporation (the “Servicer”), hereby certify that:

i.	A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under this Agreement has been made under my supervision, and

ii.
To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or a portion thereof, or if there has been a failure to fulfill any such obligation in any material respect, it has been disclosed in writing on or prior to the date of this certification either in the accountants’ report required under the related Agreement or in a disclosure, a copy of which is attached hereto.

Wilshire Credit Corporation,
as Servicer

By: /s/ Ken Frye
Name: Ken Frye
Title: Vice President Loan Servicing